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                                                                    Exhibit 12.2

                      SECURITY CAPITAL GROUP INCORPORATED
              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                            Year Ended December 31,
                                                    -----------------------------------------------------------------------
                                                      2000           1999           1998             1997           1996
                                                    ---------      ---------      ---------        ---------      ---------
Earnings (loss) from Operations                     $ 434,689      $(134,135)     $(156,351)       $  80,732      $  84,128
Less: Equity in earnings from equity investees       (369,045)       (78,899)        71,950         (170,576)      (168,473)
Add: Dividends received from equity investees         147,005        150,756        144,757          110,082         74,652
Other                                                      --          2,612          7,124           18,003             --
                                                    ---------      ---------      ---------        ---------      ---------
Net Earnings (loss) from Operations                   212,649        (59,666)        67,480           38,241         (9,693)
Add: Interest Expense                                 108,558        133,454         82,203          104,434        117,224
                                                    ---------      ---------      ---------        ---------      ---------
Earnings as Adjusted                                $ 321,207      $  73,788      $ 149,683        $ 142,675      $ 107,531
                                                    =========      =========      =========        =========      =========

Combined Fixed Charges and
  Preferred Share Dividends:
    Interest Expense                                $ 108,558      $ 133,454      $  82,203        $ 104,434      $ 117,224
    Capitalized Interest                                3,192          8,209         26,703           69,883         11,448
                                                    ---------      ---------      ---------        ---------      ---------
                                                      111,750        141,663        108,906          174,317        128,672
  Preferred Share Dividends (a)                        24,876         20,280         22,368(b)        15,416         12,352
                                                    ---------      ---------      ---------        ---------      ---------

Combined Fixed Charges and
  Preferred Share Dividends                         $ 136,626      $ 161,943      $ 131,274        $ 189,733      $ 141,024
                                                    =========      =========      =========        =========      =========

Ratio of Earnings to Combined Fixed
  Charges and Preferred Share Dividends                   2.4            0.5            1.1              0.8            0.8
                                                    =========      =========      =========        =========      =========

(a) The Preferred dividends are on a pretax basis.

(b) Excludes a one-time non-cash dividend of $19.8 million incurred in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.